UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2016 (March 29, 2016)

Newcastle Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Newcastle Investment Corp. (the “Company”) has appointed Ms. Eun Nam, 34, as Interim Chief Accounting Officer effective as of March 29, 2016.

Ms. Nam serves as a Vice President of the Private Equity group of the Company’s manager, FIG LLC (the “Manager”), which is an affiliate of Fortress Investment Group LLC, and has been involved in various mergers & acquisitions and capital markets transactions.  Prior to joining Fortress in 2014, Ms. Nam worked in KPMG LLP’s audit and risk advisory services for over ten years.  Ms. Nam received a Bachelor of Business Administration in Finance and Accounting from Emory University, and is a certified public accountant.

The Company’s officers are appointed annually by the Board of Directors.  There is no arrangement or understanding between Ms. Nam and any other person pursuant to which she was appointed as an officer of the Company.  There are also no family relationships between Ms. Nam and any director or executive officer of the Company.  In connection with her appointment, the Company entered into a customary indemnification agreement with Ms. Nam.

The Company’s officers are not employees of the Company and do not receive direct cash compensation for services rendered to the Company.  Rather, they are employees of the Manager and are compensated by the Manager for their services to the Company as well as other entities affiliated with the Manager.  The Manager has informed the Company that, because the services performed by the individuals who serve as officers of the Company are not performed exclusively for the Company, the Manager cannot segregate and identify that portion of compensation awarded to, earned by or paid to the Company’s officers, including Ms. Nam, that relates solely to her services to the Company.  Outside of the fees and compensation paid to the Manager by the Company, Ms. Nam did not have any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is a party.

Effective as of March 29, 2016, Mr. Julien Hontang resigned as Chief Accounting Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

/s/ Justine A. Cheng
Justine A. Cheng
Chief Financial Officer, Chief Operating Officer & Treasurer

Date:  April 4, 2016